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As filed with the Securities and Exchange Commission on August 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EVANS & SUTHERLAND COMPUTER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	87-0278175 (I.R.S Employer Identification No.)
600 Komas Drive Salt Lake City, Utah 84108 (Address of Principal Executive Offices and Zip Code)
Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan (Full Title of the Plan)
E. Thomas Atchison Evans & Sutherland Computer Corporation 600 Komas Drive Salt Lake City, Utah 84108 (Name and Address of Agent for Service)
(801) 588-1000 (Telephone Number, Including Area Code, of Agent for Service)
Copy to:
John G. Weston Dennis Owens Snell & Wilmer L.L.P. Gateway Tower West 15 W. South Temple, Suite 1200 Salt Lake City, Utah 84101 (801) 257-1900

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock $.20 par value	2,843,305	$4.18	$11,885,015	$1,505.83

(1)
This number reflects the total number of shares which may become available for award under the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan (the "2004 Plan"), which is equal to the sum of (i) 300,000 shares newly reserved under the 2004 Plan plus, (ii) 104,190 shares reserved and available for grant under the 1985 Stock Option Plan for Key Employees of Evans & Sutherland, the Evans & Sutherland Computer Corporation 1989 Stock Option Plan for Non-Employee Directors, the Evans & Sutherland Computer Corporation 1995 Long-Term Incentive Equity Plan, and Evans & Sutherland Computer Corporation 1998 Stock Option Plan (the "Prior Plans") as of May 18, 2004 (the effective date of the 2004 Plan), and (iii) 2,439,115 shares currently subject to options granted under the Prior Plans and outstanding as of May 18, 2004 and which either terminate, expire, or lapse for any reason after May 18, 2004, thereby becoming available for options or other incentive grants issued under the 2004 Plan, as provided by the 2004 Plan. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may be issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant's outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457 of the Securities Act of 1933, on the basis of the average of the high and low prices for shares of common stock as reported on The Nasdaq National Market on August 10, 2004.

Evans & Sutherland Computer Corporation S-8 Registration Statement For
Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan

PART I

        The documents containing the information specified in Part I will be sent or given to the persons participating in the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission"). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Evans & Sutherland Computer Corporation ("E&S" or the "Registrant") hereby incorporates by reference in this Registration Statement the following documents:

  (a)
  E&S's annual report on Form 10-K, for the fiscal year ended December 31, 2003, filed with the Commission on March 18, 2004.

  (b)
  E&S's definitive proxy statement on Schedule 14A for the 2004 annual meeting of shareholders, filed with the Commission on April 19, 2004.

  (c)
  E&S's quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2004, filed with the Commission on May 14, 2004.

  (d)
  The description of E&S's Common Stock included in E&S's Registration Statement on Form 8-A, filed with the Commission on September 27, 1978.

  (e)
  All documents subsequently filed by E&S pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("the Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Officers and Directors

        Section 16-10a-901, et. seq., of the Utah Revised Business Corporation Act (the "Utah Act") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities (including reimbursement of expenses) they may incur in their capacities as such, which may include indemnification for liabilities arising under the Securities Act. The Amended and Restated Bylaws of E&S require E&S to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary under the Utah Act. The Amended and Restated Bylaws also permit E&S to purchase and maintain liability insurance on behalf of persons who are or were a director, officer, employee, fiduciary or agent of E&S or who are or were serving at the request of E&S as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person, or of an employee benefit plan. E&S currently maintains director and officer liability insurance, which policy covers each of E&S's directors and officers and provides coverage for indemnification of such directors and officers against liability they may incur in their capacities as such.

        Under the Utah Act and E&S's Amended and Restated Bylaws, a director or officer is not liable to E&S or its shareholders for any action taken or any failure to take any action as an officer or director unless the director or officer has breached or failed to perform the duties of his or her office in compliance with the Utah Act and such breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on E&S or its shareholders. Under E&S's Amended and Restated Bylaws, E&S has further limited the liability of its directors to E&S and its shareholders for monetary damages to the maximum extent permitted by the Utah Act.

Item 7. Exemption from Registration

        Not Applicable

Item 8. Exhibits

        Exhibit Index located at Page 5.

Item 9. Undertakings

        A. The undersigned Registrant hereby undertakes:

    (a)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B.
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on this 16th day of August 2004.

EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation
By:	/s/ E. THOMAS ATCHISON E. Thomas Atchison Vice President, Chief Financial Officer and Corporate Secretary

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JAMES R. OYLER James R. Oyler	Director, Chief Executive Officer, President (Principal Executive Officer)	August 16, 2004
/s/ E. THOMAS ATCHISON E. Thomas Atchison	Vice President, Chief Financial Officer, and Corporate Secretary (Principal Financial and Accounting Officer)	August 16, 2004
* David J. Coghlan	Director	August 16, 2004
* Wolf-Dieter Hass	Director	August 16, 2004
* William Schneider	Director	August 16, 2004
* James P. McCarthy	Director	August 16, 2004
By: /s/ E. THOMAS ATCHISON E. Thomas Atchison *Attorney-in-fact		August 16, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan
5.1	Opinion of Snell & Wilmer L.L.P.
23.1	Consent of KPMG LLP
23.2	Consent of Snell & Wilmer L.L.P. (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney

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Evans & Sutherland Computer Corporation S-8 Registration Statement For Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan
PART I
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Officers and Directors
  Item 7. Exemption from Registration
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX